SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 16)*

Genco Shipping & Trading Limited
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

Y2685T131
(CUSIP Number)

Susanne V. Clark
c/o Centerbridge Partners, L.P. 375 Park Avenue New York, NY 10152 (212) 672-5000
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

May 10, 2021
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

(Page 1 of 23 Pages)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 2 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 682,256
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 682,256
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 682,256
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.63%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 3 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 682,256
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 682,256
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 682,256
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.63%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 4 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,857,215
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,857,215
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,857,215
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.43%
14	TYPE OF REPORTING PERSON CO

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 5 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,174,959
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,174,959
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,174,959
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.80%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 6 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Offshore General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,174,959
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,174,959
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,174,959
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.80%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 7 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 4,810,328
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 4,810,328
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,810,328
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.48%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 8 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners SBS II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 35,214
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 35,214
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,214
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.08%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 9 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Associates II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 4,810,328
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 4,810,328
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,810,328
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.48%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 10 of 23 Pages

1	NAME OF REPORTING PERSON CCP II Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 4,845,542
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 4,845,542
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,845,542
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.56%
14	TYPE OF REPORTING PERSON CO

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 11 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners II AIV IV (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 444,939
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 444,939
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 444,939
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.06%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 12 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner II (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 444,939
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 444,939
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 444,939
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.06%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 13 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 189,258
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 189,258
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 189,258
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.45%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 14 of 23 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 189,258
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 189,258
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 189,258
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.45%
14	TYPE OF REPORTING PERSON PN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 15 of 23 Pages

1	NAME OF REPORTING PERSON CSCP II Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 634,197
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 634,197
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 634,197
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.51%
14	TYPE OF REPORTING PERSON CO

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 16 of 23 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 7,336,954
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 7,336,954
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,336,954
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.51%
14	TYPE OF REPORTING PERSON IN

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 17 of 23 Pages

This Amendment No. 16 (“Amendment No. 16”) amends and supplements the statement on Schedule 13D (the “Original Schedule 13D”) filed with the Securities and Exchange Commission (the “SEC”) on July 21, 2014, as amended by Amendment No. 1 (“Amendment No. 1”) filed with the SEC on July 23, 2015, Amendment No. 2 (“Amendment No. 2”) filed with the SEC on September 17, 2015, Amendment No. 3 (“Amendment No. 3”) filed with the SEC on May 11, 2016, Amendment No. 4 (“Amendment No. 4”) filed with the SEC on June 10, 2016, Amendment No. 5 (“Amendment No. 5”) filed with the SEC on July 1, 2016, Amendment No. 6 (“Amendment No. 6”) filed with the SEC on October 11, 2016, Amendment No. 7 (“Amendment No. 7”) filed with the SEC on October 31, 2016, Amendment No. 8 (“Amendment No. 8”) filed with the SEC on December 6, 2016, Amendment No. 9 (“Amendment No. 9”) filed with the SEC on January 6, 2017, Amendment No. 10 (“Amendment No. 10”) filed with the SEC on December 13, 2017, Amendment No. 11 (“Amendment No. 11”) filed with the SEC on February 6, 2018, Amendment No. 12 (“Amendment No. 12”) filed with the SEC on December 28, 2020, Amendment No. 13 (“Amendment No. 13”) filed with the SEC on January 11, 2021, Amendment No. 14 (“Amendment No. 14”) filed with the SEC on February 3, 2021, and Amendment No. 15 filed with the SEC on March 29, 2021 (the Original Schedule 13D as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11, Amendment No. 12, Amendment No. 13, Amendment No. 14, Amendment No. 15 and this Amendment No. 16, the “Schedule 13D”), with respect to the shares of common stock, par value $0.01 per share (the “Common Stock”) of Genco Shipping & Trading Limited, a corporation organized under the laws of the Republic of the Marshall Islands (the “Issuer”). This Amendment No. 16 amends Item 5 as set forth below.

Item 5.	INTEREST IN SECURITIES OF THE ISSUER

Items 5(a)-(c) of the Schedule 13D is hereby amended and restated as follows:

(a)– (b) The percentages of Common Stock reported herein are based on 41,912,432 shares of Common Stock outstanding as of May 5, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Securities and Exchange Commission on May 5, 2021.

The information required by Items 5(a) – (b) is set forth in rows 7 – 13 of the cover page for each of the Reporting Persons and is incorporated herein by reference.

(c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons since the filing of Amendment No. 15 is set forth in Schedule A, which is attached hereto and is incorporated herein by reference. All of the transactions in the shares of Common Stock listed therein were effected in the open market through various brokerage entities.

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 18 of 23 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 12, 2021

CENTERBRIDGE CREDIT PARTNERS, L.P.

By:	Centerbridge Credit Partners
General Partner, L.P., its general partner

By:	Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS GENERAL PARTNER, L.P.

By:	Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

Centerbridge Credit Cayman GP Ltd.

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 19 of 23 Pages

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.

By:	Centerbridge Credit Partners Offshore General Partner, L.P., its general partner
By:	Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS OFFSHORE GENERAL PARTNER, L.P

By:	By: Centerbridge Credit Cayman GP Ltd., its general partner

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS II (CAYMAN), L.P.

By:	Centerbridge Associates II (Cayman), L.P., its general partner
By:	CCP II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS SBS II (CAYMAN), L.P.

By:	CCP II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 20 of 23 Pages

CENTERBRIDGE ASSOCIATES II (CAYMAN), L.P.

By:	CCP II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CCP II CAYMAN GP LTD.

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II AIV IV (CAYMAN), L.P.

By:	Centerbridge Special Credit Partners General Partner II (Cayman), L.P., its general partner
By:	CSCP II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER II (CAYMAN), L.P.

By:	CSCP II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 21 of 23 Pages

CSCP II CAYMAN GP LTD.

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II, L.P.

By:	Centerbridge Special Credit Partners General Partner II, L.P., its general partner
By:	CSCP II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER II, L.P

By:	CSCP II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

JEFFREY H. ARONSON

/s/ Jeffrey H. Aronson

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 22 of 23 Pages

SCHEDULE A

Transactions in the SHARES OF COMMON STOCK of the Issuer
SINCE the FILING OF AMENDMENT NO. 15

The following tables set forth all transactions in the shares of Common Stock effected since the filing of Amendment No. 15 by the Reporting Persons. Except as noted below, all such transactions were effected in the open market through brokers and the price per share is net of commissions.

CENTERBRIDGE CREDIT PARTNERS MASTER, L.P.:

Trade Date	Shares Purchased (Sold)	Price Per Share ($)*
05/07/2021	(177,029)	16.433
05/10/2021	(47,160)	16.50
05/10/2021	(35,370)	16.4667
05/10/2021	(11,790)	16.57
05/10/2021	(23,580)	16.585
05/11/2021	(70,740)	16.0334
05/11/2021	(14,431)	16.00
05/11/2021	(35,370)	16.0333

CENTERBRIDGE CREDIT PARTNERS, L.P.:

Trade Date	Shares Purchased (Sold)	Price Per Share ($)*
05/07/2021	(102,795)	16.433
05/10/2021	(27,385)	16.50
05/10/2021	(20,538)	16.4667
05/10/2021	(6,846)	16.57
05/10/2021	(13,692)	16.585
05/11/2021	(41,077)	16.0334
05/11/2021	(8,380)	16.00
05/11/2021	(20,538)	16.333

CUSIP No. Y2685T115	SCHEDULE 13D/A	Page 23 of 23 Pages

CENTERBRIDGE SPECIAL CREDIT PARTNERS II AIV IV (CAYMAN), L.P.:

Trade Date	Shares Purchased (Sold)	Price Per Share ($)*
05/07/2021	(95,554)	16.433
05/10/2021	(25,455)	16.50
05/10/2021	(19,092)	16.4667
05/10/2021	(6,364)	16.57
05/10/2021	(12,728)	16.585
05/11/2021	(38,183)	16.0334
05/11/2021	(7,789)	16.00
05/11/2021	(19,092)	16.0333

*       Excluding commissions, SEC fees, etc. (rounded to nearest cent).